Exhibit 10.1

P.O. Box 708 Warsaw, IN 46581-0708 574 267-6131

Confidential

January 10, 2014

Jeffery A. McCaulley

Dear Jeff:

This will confirm the termination of your employment by Zimmer, effective January 10, 2014. This letter and the attached material summarize important issues regarding severance and other benefits you may be eligible to receive as a result of your separation.

SEVERANCE

Zimmer’s standard severance benefit includes an amount representing a number of weeks of base pay based on years of service and an amount equal to the cost of continued health insurance coverage (“COBRA coverage”) for a certain number of weeks after your current coverage ends. Under the Zimmer Holdings, Inc. Restated Severance Plan (“Severance Plan”), dated March 2013, you would be eligible, subject to the terms of the Severance Plan, for a severance benefit of 7.5 weeks of base pay, which would equal $79,326.92, plus 7.5 weeks of COBRA subsidy, which would equal $2,217.41, for a total benefit of $81,989.66. Based upon your separation date, you would also be eligible, again subject to the terms of the Severance Plan, to receive the value of the bonus you would have received under Zimmer’s Executive Performance Incentive Plan had you remained employed on the payout date.

In the interest of a mutually respectful parting of ways, and taking into account your senior executive status, Zimmer is willing to offer you an enhanced severance benefit as an exception to our policy and in lieu of the standard benefit under the Severance Plan. This enhanced severance offer totals six months of base pay, which equals $275,000, plus six months of COBRA subsidy, which equals $8,520.78, for a total severance offer of $283,520.78. It also includes payment of a 2013 bonus calculated in accordance with Zimmer’s Executive Performance Incentive Plan based upon your eligible earnings for 2013 and final bonus metric for 2013. Additionally, it includes up to $25,000 in outplacement services reimbursement as further explained below. The $283,520.78 will be paid to you in a lump sum, less applicable tax withholdings, as soon as administratively feasible following receipt of the executed General Release that is attached and expiration of a seven-day rescission period, assuming you do not rescind the General Release within that period. The 2013 bonus equivalent will be paid to you, less applicable tax withholdings, in or around March 2014, again subject to receipt of an executed General Release without a timely rescission. This enhanced benefit will be provided to you in accordance with, and subject to, terms and provisions of the Severance Plan, with the sole exceptions from Severance Plan terms and provisions being the benefit amount, the timing of payment of the 2013 bonus equivalent, and provisions specific to the outplacement services benefit enhancement.

January 10, 2014

Although the COBRA component is intended to help you with the costs of maintaining health insurance coverage after your separation from employment, it is not restricted as to use and if you fulfill all conditions of receiving severance benefits as described below, you may use that monetary sum as you see fit. Also, you must still timely complete and return the COBRA enrollment form, and pay premiums to maintain this coverage.

ATTACHMENT I — GENERAL RELEASE

You must sign and not rescind the General Release in order to qualify for any severance benefit. Please read this attachment carefully, and consult with an attorney and/or any other advisor of your choice prior to signing the General Release. In summary, by signing the General Release, you waive all legal claims against Zimmer and its affiliates through the date of your signing, to the fullest extent permitted by law. Certain rights under the Zimmer Holdings, Inc. 2006 and 2009 Stock Incentive Plans, if applicable, are also contingent upon your executing the General Release. You have 21 calendar days from the date of this letter to review, consider, sign and return the General Release, and 7 calendar days thereafter to revoke your signature. Should you revoke the General Release within the time allowed, you will forego any severance benefits as well as any unvested Zimmer Holdings, Inc. 2006 and 2009 Stock Incentive Plan stock options.

OUTPLACEMENT SERVICES

Zimmer will provide you with certain outplacement services to assist you in transitioning to other employment, in an amount not to exceed $25,000. The services will be provided by Right Management. You may contact Right Management at 1-800-966-6880 or via email at rightindianapolis@right.com. If you prefer to use a different resource, subject to your signing and not timely rescinding the attached General Release, Zimmer will make an exception to its policy and either pay on your behalf or reimburse you for up to $25,000 in outplacement services expense that you incur within six months of your separation date from Zimmer. Any such payment or reimbursement will be reported as taxable income to you and will be subject to applicable tax withholdings.

ATTACHMENT II — VACATION PAY SUMMARY

You will receive payment for any unused and earned vacation. If applicable, payment will be made in a lump sum as soon as administratively feasible following your separation date in accordance with applicable state law.

ATTACHMENT III — TERMINATION OF BENEFIT COVERAGES

Group medical, dental and vision benefits, if applicable, end as of 11:59 p.m. on the last calendar day of the month during which your employment terminates. All other benefits terminate as of 11:59 p.m. on your last day of employment. If you have elected a flexible spending account (FSA), expenses incurred after your last day of active employment are not reimbursable from your FSA unless you are eligible for and timely elect applicable COBRA coverage. Shortly following your termination date, detailed information concerning medical care continuation options that are available to you as a result of your termination of employment will be mailed to your home, as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Attachment III sets forth a summary of COBRA premiums, which are subject to change.

January 10, 2014

You must elect COBRA coverage in accordance with the instructions that will be sent to you, and pay all applicable premiums as instructed, to continue medical care coverage. As explained above, although the severance benefit you are being offered includes an amount intended to subsidize your COBRA premiums for a period of time, it is up to you to decide whether or not to use that money for payment of COBRA premiums. Zimmer will not enroll you for COBRA coverage or make any COBRA payments on your behalf.

Please note that, as long as you are eligible for benefits under Zimmer’s medical plans or dental plan, you will also continue to be eligible to participate in the Employee Assistance Program. Plan benefits are explained more fully in the summary plan description.

Life and Accidental Death and Dismemberment (AD&D) insurance coverage will terminate as of 11:59 p.m. on your last day of active employment. You will have the opportunity to convert or port a portion of your life insurance benefit into an individual policy as described in Attachment IV, which is an excerpt from the Life Insurance and AD&D Insurance Programs Summary Plan Description. Information regarding this opportunity will be sent to you from the Zimmer Benefit Service Center. If you have not received that information within 15 days from the date of this letter, please contact the Service Center at 1-877-588-0933. You must elect to convert or port your insurance coverage in a timely manner to qualify for individual-policy coverage.

SAVINGS AND INVESTMENT PROGRAM (401(k))

You are fully vested in both your Employee and Employer account balances. Within four to six weeks following your termination date, you will receive important information from Fidelity describing your options as an inactive participant in the 401(k) Program.

BENEFIT EQUALIZATION PLAN OF THE SAVINGS AND INVESTMENT PROGRAM (BEP-SAVINGS PLAN)

You elected to participate in the BEP-Savings Plan, which is a non-qualified plan. As with the 401(k) Program, you are fully vested in both your Employee and Employer account balances. Your estimated vested account balance as of September 30, 2013 is $122,003.

Because you are an officer of Zimmer and considered a Specified Employee under Section 409A as of your separation date, your vested account balance as of your separation date will be paid to you in a lump sum, less applicable taxes, on the first payroll period date after six months have elapsed from your date of separation. We expect that the payment date will be August 1, 2014.

Your BEP-Savings Plan account balance as of September 30, 2013 shown above will be adjusted for investment experience through June 30, 2014. You will continue to receive quarterly Statements of Account providing you with updated account balance information. Please note that, because this is a non-qualified plan, the distribution may not be rolled into an IRA or other qualified plan.

January 10, 2014

Payment of your BEP-Savings Plan account balance will be automatic, so there is no action you must take to initiate payment.

As noted above, the amount of your benefit payment from the BEP-Savings Plan is considered ordinary income and subject to applicable income tax withholding.

You have been paying applicable Social Security and Medicare taxes on your BEP-Savings Plan deferrals and Company match during each payroll period. Therefore, we do not expect that there will be any additional Social Security and Medicare taxes due on the amount to be distributed to you. Federal, State and Local taxes will be withheld from the distribution.

STOCK OPTIONS

You have vested stock options that were granted under the 2006 and/or 2009 Stock Incentive Plans and you are not eligible for retiree treatment. Consequently, you will have three months from your separation date to exercise your vested stock options. In addition, you have unvested stock options that were granted under the 2006 and/or 2009 Stock Incentive Plans that you have held for at least one year as of the date of your termination of employment. In accordance with the applicable Award Agreements, if you sign and do not timely rescind the General Release, Zimmer will accelerate the vesting of these options and you will have three months from your separation date to exercise these options. Any stock options that you do not exercise within three months of your separation date, including stock options that are not “in-the-money,” will expire. We are unable to extend this 90 day period of time.

Please remember, under the Zimmer Stock Trading Policy, because you are a “Covered Person” under the policy and you are terminating service with Zimmer during a quarterly blackout period, you may not trade in Zimmer securities until the second business day after the quarterly earnings release. It is anticipated that Zimmer’s Fourth Quarter 2013 earnings release will be on Thursday, January 30, 2014, meaning the blackout period would expire at 12:01 a.m. on Monday, February 3, 2014. As these dates are subject to change, you should follow Zimmer press releases to confirm the earnings release date. Please note that the fact that you are subject to the current blackout period does not serve to extend the three-month period during which you may exercise vested stock options. After expiration of the current blackout period, you will not be subject to any future quarterly blackout periods.

Further, you currently have in place a Rule 10b5-1 Plan. Section 4(d) of that plan prohibits you from selling shares (including cashless exercises of stock options) outside the plan prior to termination of the plan. However, you may opt to terminate the plan at any time upon written notice to Computershare. Jan Zolman can assist in providing any such notice to Computershare.

January 10, 2014

RESTRICTED STOCK UNIT AWARDS (RSUs)

With respect to RSUs granted to you prior to 2012, you will receive a pro-rata number (as applicable) of RSUs that you have held for at least one year in accordance with the applicable Award Agreement(s).

Your 2012 and 2013 performance-based RSUs tied to three-year iTSR performance will be cancelled.

Please contact Jan Zolman, Stock Option Administrator, at (574) 372-4185 if you have any questions regarding your stock options or RSUs.

CONFIDENTIALITY

Please remember your continuing obligation to maintain confidentiality and not use or disclose any information concerning Zimmer’s business or affairs that is not public knowledge. This obligation, which you acknowledged and agreed to in the non-disclosure, non-competition and non-solicitation agreement that you signed, continues after the termination of your employment. This means, among other things, that in addition to any restrictions already existing by law, you are contractually prohibited from disclosing or using Zimmer’s confidential, proprietary, and trade secret information.

Because you are a Named Executive Officer (i.e., an officer named in the Summary Compensation Table of Zimmer’s most recent proxy statement), the material terms of your enhanced severance benefit will be described in a Form 8-K filed with the Securities and Exchange Commission within four business days of your execution of the General Release.

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Given that your employment with Zimmer is terminating, we remind you of your continuing obligations under your non-disclosure, non-competition and non-solicitation agreement (“Agreement”) with Zimmer. In the Agreement, you promised not to engage in certain competitive activities for the period set forth in the Agreement and not to disparage Zimmer. We request that you be mindful of your continuing obligations under the Agreement and that you strictly comply with them. Please understand that if you do not comply fully with your legal obligations under the Agreement, Zimmer will take all necessary actions to enforce its legal rights, including the forfeiture or clawback of any option and severance benefits. We trust, however, that you will honor your obligations under the Agreement and that no further action or communication on this subject will be necessary.

Should you receive an offer of employment that would or might violate the restrictions in your Agreement, or be advised that you would receive an offer but for the restrictions in your Agreement, please let us know promptly. We will then determine whether Zimmer is willing to release you from restrictions under your Agreement to the extent necessary to allow you to accept the opportunity. We may require information sufficient to verify the opportunity. If Zimmer does not provide such a waiver of restrictions, you may qualify for non-competition

January 10, 2014

period payments under the Agreement. Such payments would commence after your six-month severance benefit period ends, and continue through the end of your restricted period under the Agreement subject to your fulfilling requirements for continued payments set forth in the Agreement.

COMPANY PROPERTY

To the extent you still have in your possession or control any Zimmer property or any materials (including, without limitation, documents, electronic data, computers, PDA’s, cell phones or files in your possession, or any copies thereof) containing any of Zimmer’s confidential, proprietary, or trade secret information, please immediately deliver all such property to me or coordinate with me regarding the return of such materials.

You must also delete any electronic confidential Zimmer information stored on your personal computer or other electronic device.

SUMMARY

This letter is intended to summarize the benefits to which you may be entitled as a result of your separation from Zimmer. Your benefits are governed by the terms of each applicable plan document and/or award agreement, and if there is a conflict, the terms of the plan document will control (with the exceptions related to your enhanced severance offer as described above). For your reference, we have included a list of service providers and contact information for Zimmer benefit programs (Attachment V).

Please note that although the severance benefit you are being offered should not be subject to Section 409A of the Internal Revenue Code of 1986, as amended, Zimmer does not guarantee any tax consequences related to any benefit under severance or non-qualified plans.

Please notify me promptly of any address changes, so that we can ensure that all communication and tax information is directed to the correct address. If you have any questions concerning this letter or any of the arrangements surrounding your separation from the Company, please feel free to contact me.

Sincerely,

/s/ Bill B. Fisher

Bill P. Fisher

Senior Vice President, Global Human Resources

Attachments:

Attachment I - General Release /Attachment II - Vacation Pay Worksheet

Attachment III - COBRA Rates

Attachment IV - Excerpt from Life Insurance and AD&D Insurance Programs Summary Plan Description, Regarding Portability and Conversion

Attachment V - Vendor Contact Information